EXHIBIT 10.1

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (the “Agreement”), dated as of May 21, 2008 (“Effective Date”), is entered into by and between Asian Financial, Inc. (“Company”) and William Edward Milewski (“Executive”).

RECITALS

WHEREAS, Company and Executive entered into an employment agreement, entitled Chief Financial Officer Employment Agreement, dated as of March 1, 2008 under which Executive served as Chief Financial Officer of Company (the “Employment Agreement”);

WHEREAS, Company and Executive entered into a Confidentiality and Invention Assignment Agreement dated as of March 1, 2008 for the protection of Company confidential information as defined therein (the “Confidentiality Agreement”);

WHEREAS, Company and Executive mutually desire to enter into an agreement to (a) acknowledge Executive’s resignation from his position with Company and (b) evidence certain understandings and covenants to be undertaken by each party in connection with Executive’s resignation; and

WHEREAS, the parties have agreed to set forth in writing their mutual decision to enter into this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration for the promises, compensation, waiver and release, and agreements hereinafter set forth, Company and Executive agree as follows:

1. Resignation: Executive hereby acknowledges and confirms that Executive has tendered his resignation as an officer and employee of Company, effective as of the Effective Date, and subject to the terms and conditions of this Agreement, Company hereby acknowledges and accepts such resignation, it being understood that following the Effective Date, subject to Section 2 hereof, Executive shall no longer hold any office or position with Company.

(a) Payment of Final Wages: Company shall pay Executive an amount equal to all unpaid base salary to which Executive is entitled pursuant to Section 2.1 of the Employment Agreement, together with any accrued but unused vacation days (the “Final Wage Payment”).

(b) SEC Form 8-K: Executive acknowledges and agrees that Company may issue a Form 8-K announcing Executive’s resignation substantially in the form delivered to the Executive on the Effective Date.

(c) Bonus: Company shall pay Executive a bonus equal to one month base salary of $14,000 (after taxes, deductions or other charges required to be withheld by law which shall be paid by Company on Executive’s behalf) on the Effective Date in recognition of the contributions made by Executive to Company during his term of employment with Company.

2. Consulting Services: Company hereby engages Executive as an external consultant for the eight-month period commencing on the Effective Date and ending on January 21, 2009 (the “Term”). During the Term, Executive shall provide certain advisory services to Company as and when requested by Company (the “Services”).

(a) Compensation: In consideration for the Services, Company shall pay Executive $3,500 (after taxes, deductions or other charges required to be withheld by law which shall be paid by Company on Executive’s behalf) on each monthly anniversary of the Effective Date, beginning in June 2008 until January 2009 (the “Consulting Fees”). Payment of the Consulting Fees shall be effected by wire transfer to an account designated in writing by Executive or, if no such designation is provided, to the same account designated by Executive in respect of the Final Wage Payment. Executive acknowledges and agrees that the payments and rights referred to in this Section 2 do not constitute compensation for Executive’s time worked and services rendered prior to the Effective Date, but rather constitute consideration for the promises contained in this Agreement, and that such consideration is above and beyond any wages or salary or other sums to which Executive is entitled from Company under the terms of his employment with Company or under any other contract or law.

(b) Independent contractor status: Executive shall be an independent contractor within the meaning and requirement of applicable laws or customs during the Term. Under no circumstances shall Executive look to Company as his or her employer, or as a partner, agent or principal. Executive shall not be entitled to any benefits accorded to Company’s employees, including but not limited to worker’s compensation, disability insurance, vacation or paid time off. Executive shall be responsible for providing, at Executive’s sole expense, and in Executive’s name, all insurance required by law, including but not limited to disability, worker’s compensation or general liability insurance, as well as all licenses or permits usual or necessary for the performance of Executive’s services under this Agreement.

Nothing in this Agreement shall authorize Executive to bind or contract on behalf of Company, to act as a person or agent upon which service of process may be made on behalf of Company, to accept service of process on behalf of Company, to create or establish a partnership, joint venture, or any agency relationship between Company and Executive, or to act as an employee or servant of Company. Company shall not be responsible in any way for any obligation or liability incurred or assumed by Executive. Executive shall at no time represent himself as an employee, partner or agent of Company.

3. Fringe Benefits; Paid Leave: Executive’s participation in Company’s benefits plans shall cease as of the Effective Date, and Executive thereafter shall not be eligible to participate in any of Company’s benefit plans, including, but not limited to, any dental or medical insurance, long term care plans, retirement or 401(k) plans, vacation leave, sick leave, long term disability insurance, life insurance, or personal accident insurance. Nothing in this Section shall prevent Executive from participating in a COBRA continuation coverage program or any similar state medical and dental insurance continuation coverage program.

4. Return of Company Property: Executive agrees that, on or before the Effective Date, Executive shall return all property of Company, its direct and indirect parents, their respective subsidiaries, affiliates and any divisions thereof which is in his possession, including, but not limited to, documents, contracts, agreements, plans, photographs, books, notes, electronically stored data, and all copies of the foregoing as well as any automobile or other materials or equipment supplied by Company or its affiliates to Executive.

5. Waiver and Release

(a) Except for any rights granted under this Agreement, Executive, for himself and for his heirs, assigns, executors and administrators, hereby releases, remises and forever discharges Company, its parents, subsidiaries, affiliates, divisions, predecessors, successors, assigns, directors, officers, partners, attorneys, shareholders, administrators, employees, agents, representatives, employment benefit plans, plan administrators, fiduciaries, trustees, insurers and re-insurers, and all of their predecessors, successors and assigns, (collectively, the “Releasees”), of and from all claims, causes of action, covenants, contracts, agreements, promises, damages, disputes, demands, and all other manner of actions whatsoever, in law or in equity, that Executive ever had, may have had, now has or that his heirs, assigns, executors or administrators hereinafter can, shall or may have, whether known or unknown, asserted or unasserted, suspected or unsuspected, as a result of Executive’s employment, the termination of that employment, or any act or omission which has occurred at any time up to and including the date of the execution of this Agreement (the “Released Claims”).

The Released Claims include, without being limited to, any and all claims, demands and causes of action under the following laws, all as amended—the Civil Rights Acts of 1866 and 1964, 42 U.S.C. Sections 1981 and 2000(e) et seq.; the Civil Rights Act of 1991; the Americans with Disabilities Act of 1990, 42 U.S.C. Sections 12,101 et seq.; the Rehabilitation Act of 1973, 29 U.S.C. Section 701 et seq.; the Employee Retirement Income Security Act, 29 U.S.C. Section 1001 et seq.; the Age Discrimination in Employment Act, 29 U.S.C. Section 621 et seq.; and any other federal, state or local statute, regulation, common law or decision concerning discrimination, pay, benefits, or any other aspect of employment or any other matter. The Released Claims do not include any rights that cannot by law be released by private agreement.

Executive acknowledges that different or additional facts may be discovered in addition to what he now knows or believes to be true with respect to the matters herein released, and Executive agrees that this Agreement shall be and remain in effect in all respects as a complete and final release of the matters released, notwithstanding any such different or additional facts. Executive represents and warrants that he has not previously filed or joined in any claims that are released herein and that he has not given or sold any portion of any claims released herein to anyone else.

(b) Executive agrees that from and after the date of the receipt of this Agreement, he will not, directly or indirectly, provide to any person or entity any information that concerns or relates to the negotiation of or circumstances leading to the execution of this Agreement or to the terms and conditions hereof, except: (i) to the extent that such disclosure is specifically required by law or legal process or as authorized in writing by Company; (ii) to his tax advisors as may be necessary for the preparation of tax returns or other reports required by law; (iii) to his attorneys as may be necessary to secure advice concerning this Agreement; or (iv) to members of his immediate family. Executive agrees that prior to disclosing such information under parts (ii), (iii) or (iv) of this Section 5(b), he will inform the recipients that they are bound by the limitations of this Section. Executive further agrees that subsequent disclosure of such information by any such recipients shall be deemed to be a disclosure by Executive in breach of this Agreement.

6. Release of ADEA Claims

Executive agrees and understands that he is specifically releasing all claims under the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. Sections 621 et seq. Executive affirms that he has read the Agreement in its entirety and has had a full and fair opportunity to consider and understand its terms and to be advised by his counsel. Executive further acknowledges that he understands the Agreement and has, of his own free will, without coercion, agreed to the terms of the Agreement. Executive further understands that he has been advised herein in writing that: (i) he should consult with an attorney before signing the Agreement; (ii) that he has at least twenty-one (21) days to consider the Agreement; (iii) that if he signs this Agreement, he may revoke it within seven (7) days after he signs it; and (iv) that this Agreement shall not be enforceable until the seven (7) day revocation period has expired without the Agreement having been revoked as provided herein. Revocation shall be made by delivering a written notice of revocation to:

Fiona Feng
Asian Financial, Inc.
4/F, No. 3 Jinyuan Road
Daxing District Industrial Development Zone
Beijing, People’s Republic of China
Post Code: 102600

For such revocation to be effective, notice must be received by the Company representative designated above no later than 8:00 a.m. on the eighth (8th) calendar day after the day on which Executive signs this Agreement. The parties expressly agree that, in the event that Executive revokes this Agreement, the Agreement shall be null and void and have no legal or binding effect whatsoever. The parties to this Agreement recognize that Executive may elect to sign this Agreement before the expiration of the twenty-one (21) day consideration period specified herein, and Executive agrees that if he elects to do so, he shall manifest such election by signing Attachment A to this Agreement.

If Executive does not execute this Agreement within the twenty-one (21) day consideration period, the Agreement shall be deemed revoked and shall have no legal or binding force or effect.

7. Legal Expenses: Company agrees to pay for all reasonable legal fees actually and directly incurred by Executive on behalf of Executive if, by reason of Executive’s Corporate Status, Executive is made a party to or participant in any legal proceeding against Company, provided that (a) Executive consents to the appointment and direction of legal counsel by Company for and on behalf of Executive in any such legal proceeding and (b) Executive shall reimburse Company for any such fees paid by Company on his behalf in any such legal proceedings resulting in liability to Executive as a direct result of Executive’s negligence or active or passive wrongdoing. For purposes hereof, the term “Corporate Status” means the status of Executive as Chief Financial Officer of Company.

8. Entire Agreement, Amendment: Each of Company and Executive acknowledges that no promise, inducement or other agreement not expressly contained in this Agreement has been made conferring any benefit upon the other; that this Agreement contains the entire agreement between Executive and Company with respect to Executive’s employment and ending of employment with Company; and that, with the exception of the Confidentiality Agreement, all prior agreements, understandings, oral agreements and writings between Executive and Company are expressly superseded by this Agreement and are of no further force and effect. The Confidentiality Agreement, and Executives duties and obligations under that agreement, shall remain in full force and effect. This Agreement may not be altered, modified or amended except by written agreement signed by both parties hereto.

9. Non-disparagement: Executive agrees that he will not make to any person or entity any false, disparaging, or derogatory comments about Company, its business affairs, its employees, clients, contractors, affiliates, agents, or any of the other Releasees as defined in Section 5. If Executive is asked about Executive’s termination and/or resignation, Executive may only state that Executive voluntarily resigned from Company due to health reasons.

10. Requests for References and Year-end Tax Information

(a) References: Executive agrees that he shall direct all requests for references or other inquiries concerning Executive’s employment with Company to the attention of Fiona Feng, Assistant to the Chairman of Company, who shall respond to the request by providing only the starting and ending dates of Executive’s employment with Company, and the last position held by Executive. This Section 10(a) shall not apply to Company’s response to agency inquiries, governmental investigations, or court processes.

(b) Year-end Tax Information: For the sole purpose of Executive’s preparation of his 2008 and 2009 income tax returns to be filed with the United States Internal Revenue Service, at the reasonably request of Executive, Company shall, promptly after the 2008 and 2009 calendar year-ends, provide Executive with a wage and tax statement setting forth the aggregate income received by Executive from Company, including any taxes, deductions or other charges paid by Company on Executive’s behalf, pursuant to the Employment Agreement and this Agreement.

11. Remedies: Executive acknowledges and agrees that if Executive breaches any obligation under this Agreement, Company will suffer immediate and irreparable harm and damage for which money alone cannot fully compensate Company. Executive therefore agrees that upon such breach or threatened breach of any obligation under this Agreement, Company shall be entitled to a temporary restraining order, preliminary injunction, permanent injunction or other injunctive relief compelling Executive to comply with any or all such provisions. This Section shall not be construed as an election of any remedy, or as a waiver of any right available to Company under this Agreement or the law, including the right to seek damages from Executive for a breach of any provision of this Agreement, nor shall this Section be construed to limit the rights or remedies available under applicable law for any violation of any provision of this Agreement.

12. General: This Agreement shall be governed by, and construed in accordance with, the laws of the State of Wyoming. The language of all parts of this Agreement shall in all cases be construed as a whole, according to the language’s fair meaning, and not strictly for or against any of the parties. This Agreement shall be binding upon and inure to the benefit of the parties and their respective representatives, successors and permitted assigns. Neither the waiver by either party of a breach of or default under any of the provisions of the Agreement, nor the failure of such party, on one or more occasions, to enforce any of the provisions of the Agreement or to exercise any right or privilege hereunder shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any provisions, rights or privileges hereunder. The parties agree to take or cause to be taken such further actions as may be necessary or as may be reasonably requested in order to fully effectuate the purposes, terms, and conditions of this Agreement. This Agreement and the rights and obligations of the parties hereunder may not be assigned by either party without the prior written consent of the other party.  In the event that any one or more of the provisions of this Agreement, or any part thereof, shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of this Agreement shall not in any way be affected or impaired thereby. This Agreement may be signed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one instrument.

13. Voluntarily Entering Agreement: Executive acknowledges that Executive (a) have had a sufficient period to consider and review this Agreement before signing it; (b) have carefully read this Agreement; and (c) fully understand this Agreement and are entering into them voluntarily.

14. Non-Admission of Liability: Company has entered into this Agreement and this General Release with Executive to effect a mutually acceptable resolution of each claim that is released in Section 5. Company does not believe or admit that it or any other Releasee has done anything wrong. Executive agrees that this Agreement is not admissible in any court or other forum for any purpose other than the enforcement of its terms.

15. Advice of Counsel: Executive acknowledges that, in executing this Agreement, Executive has had the opportunity to seek the advice of independent legal counsel, and Executive has read and understands all of the terms and provisions of this Agreement. This Agreement shall not be construed against any party by reason of the drafting or preparation thereof.

[Signature page follows]

The parties have executive this Agreement on the respective dates set forth below:

May 21, 2008	/s/ William Edward Milewski
William Edward Milewski

May 21, 2008	Asian Financial, Inc.

/s/ Wenhua Guo
	By:	Wenhua Guo
	Title:	Chief Executive Officer

ATTACHMENT A

ELECTION TO EXECUTE SEPARATION AGREEMENT AND RELEASE OF ALL

CLAIMS PRIOR TO EXPIRATION OF 21-DAY CONSIDERATION PERIOD

I, William Edward Milewski, understand that I have twenty-one (21) days within which to consider and execute the attached Separation Agreement and Release of All Claims. However, after having an opportunity to consult counsel, I have freely and voluntarily elected to execute the Separation Agreement and Release of All Claims before such twenty-one (21) day period has expired.

May 21, 2008	/s/ William Edward Milewski
Date	William Edward Milewski